STAVEHORIZONINITIATIVE

Consent of Stave Horizon Initiative

Reference is make the filing by CGL Logistics Holdings Limited (the "**Company**") of the Registration Statement on Form F-1 (the "**Registration Statement**") with the Securities and Exchange Commission (the "**SEC**") under the Securities Act of 1933, as amended (the "**Securities Act**"), in connection with its initial public offering (the "**Proposed IPO**").

We hereby consent to the use of and reference to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including, without limitation, the industry report titled "Industry Overview" (collectively, the "**Reports**"), and any subsequent amendments to the Reports, as well as the citation of our independent industry reports and amendments thereto, (i) in the Registration Statement and any amendment s thereto, including, but not limited to, under "Prospectus Summary", "Industry" and "Business" sections; (ii) in any written correspondence with the SEC, (iii) in any future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the "**SEC Filings**", (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, (v) in institutional and retail roadshows and other activities in connection with the Proposed IPO, and (vi) in other publicity and marketing materials in connection with the Proposed IPO

We further consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes.

Dated: May 16, 2025

Shi

Name: Stave Shi
Title: Principal Consultant